Exhibit 10.8d

FMC CORPORATION

AMENDMENT
TO
INCENTIVE COMPENSATION AND STOCK PLAN

Section 15 of the FMC Corporation Incentive Compensation and Stock Plan, as amended (the “Plan”), has been further amended as set forth below, and this amendment has been adopted and approved by the Compensation and Organization Committee of the Board of Directors of FMC Corporation (the “Company”) on February 25, 2016:

Section 15 of the Plan has been amended by including the existing text of Section 15 in a new Section 15.1, and by adding a new Section 15.2 to read as set forth below

“15.2     Without limiting the generality of Section 15.1, all Awards with a Grant Date of February 18, 2013 or later shall additionally be subject to the forfeiture, clawback, disgorgement and other provisions set forth in the Company’s Clawback Policy, as the same shall be in effect from time to time. Sections 15.1 and 15.2 shall be applied so as to avoid duplication of recovery, i.e. the recovery of the same incentive compensation more than once under both Sections, from the same Award recipient.”

The penultimate paragraph of Section 1.1 of the Plan has been amended to read as follows:

“On February 18. 2013, the Plan was amended to eliminate the automatic acceleration of vesting of Stock Options and Stock Appreciation Rights upon a Change of Control, and the Board of Directors adopted a Clawback Policy applicable to all Awards granted under the Plan to executive officers from and after that date.”

Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect. The Plan and this Amendment shall be read and construed together as a single instrument.